SCHEDULE 14A INFORMATION



           Proxy Statement Pursuant to Section 14(a) of the Securities

                              Exchange Act of 1934


Filed by the Registrant  |_|
Filed by a Party other than the Registrant  |X|

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|_| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
|_| Definitive Proxy Statement
|X| Definitive Additional Materials
|_| Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                               THE EASTERN COMPANY
                (Name of Registrant as Specified in Its Charter)

                             MMI INVESTMENTS, L.L.C.
                   (Name of Person(s) Filing Proxy Statement)

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         0-11.

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     previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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
                     MILLBROOK CAPITAL MANAGEMENT QUESTIONS
                        EASTERN COMPANY'S PROXY STATEMENT


          March 5, 1997 -- MILLBROOK, N.Y. -- Millbrook Capital Management Inc. ("MCM") today announced that it has forwarded the following letter to the Eastern Company (AMEX: EML):

February 28, 1997

Mr. Stedman G. Sweet Chief Executive Officer The Eastern Company 112 Bridge Street Naugatuck, CT 06770

Dear Mr. Sweet:

We have read with interest The Eastern Company's Proxy Statement for the upcoming annual meeting. We are very concerned by several points:

1. Why has the annual meeting date been accelerated from historical practice by one month?

2. In light of the company's dismal year, what was the basis for your receiving a $5,000 salary increase and a 26% increase in your bonus.

3. Why are the directors seeking to reward themselves with company stock when they have unanimously indicated that the share price is too low? Furthermore, given the company's poor performance for 1996, why should the shareholders reward the Board at all -- cash or stock?

4. Why has the Board failed to explain its recommendation against the stockholder proposal calling for the maximization of shareholder value with the guidance of an investment banker?

We believe that our fellow shareholders should share our concerns. We look forward to your response to these points.

                                      Sincerely,



                                      Clay B. Lifflander
                                      President

MCM, based in Millbrook, NY, is an investment firm owned by John S. Dyson. MCM is also the manager of MMI Investments, L.L.C. that beneficially owns 178,400 shares, or 6.61%, of the common stock of The Eastern Company. MCM specializes in the acquisition and management of middle market companies. Until recently, Mr. Dyson served as Deputy Mayor for Finance and Economic Development of New York City.



CONTACT:

John Nesbett                                Andy Lavin
Lippert/Heilshorn & Associates              A. Lavin Communications
212-838-3777                                212-354-2266